As filed with the Securities and Exchange Commission on January 25, 2016

Registration No. 333-208175

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAIN CAPITAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-4568600
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Bedminster One

135 Route 202/206

Bedminster, NJ 07921

(908) 731-0700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Glenn H. Stevens

President and Chief Executive Officer

GAIN Capital Holdings, Inc.

Bedminster One

135 Route 202/206

Bedminster, NJ 07921

(908) 731-0700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Joseph A. Hall

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary offering:
Common stock, $0.00001 par value per share(1)	(2)(3)	(2)(3)	(4)	—
Preferred stock, $0.00001 par value per share	(2)(3)	(2)(3)	(4)	—
Debt securities	(2)(5)	(2)(5)	(4)	—
Warrants	(2)	(2)	(4)	—
Purchase contracts	(2)	(2)	(4)	—
Units	(2)	(2)	(4)	—
Total primary offering			$150,000,000(6)	$15,105(7)
Secondary offering:
Common stock, $0.00001 par value per share(1)	14,393,257 shares(3)	(8)(3)	$111,331,843(9)	$11,211(10)
4.125% Convertible Senior Notes due 2020	$60,000,000	100%	$60,000,000(11)	$6,042
Common stock, $0.00001 par value per share, issuable on conversion of 4.125% Convertible Senior Notes due 2020(1)	6,141,246 shares(3)(12)	(3)	—	—(13)
Total secondary offering			$171,331,843	$17,253(7)
Total offering (primary and secondary offerings)			$321,331,843	$32,358(7)(14)

(1)	Each share of common stock registered hereunder includes, as of the date hereof, a preferred stock purchase right attached to such share under a Rights Agreement, dated as of April 9, 2013, between the registrant and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent. The value attributed to the rights, if any, is reflected in the value of the common stock.
(2)	There is being registered hereunder an indeterminate number of shares of common stock and preferred stock that may be issued by the registrant at various times and at indeterminate prices and an indeterminate principal amount of debt securities, warrants, purchase contracts and units that may be issued by the registrant at various times and at indeterminate prices. The proposed amount to be registered and the maximum aggregate offering price per unit of common stock, preferred stock, debt securities, warrants, purchase contracts and units will be determined from time to time by the registrant in connection with the issuance by the registrant.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) the shares of common stock and preferred stock being registered hereunder include such indeterminate number of shares as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(4)	With respect to the primary offering, the proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction II.D. of Form S-3.
(5)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the dollar amount of any registered securities previously issued.
(6)	With respect to the primary offering, in no event will the aggregate initial offering price of all securities offered from time to time pursuant to the prospectus included as a part of this registration statement exceed $150,000,000.
(7)	Calculated in accordance with Rule 457(o) under the Securities Act.
(8)	With respect to the secondary offering, the proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.
(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the shares of common stock on November 17, 2015 of $7.735, as reported on the New York Stock Exchange.
(10)	Calculated in accordance with Rule 457(a) under the Securities Act.
(11)	Represents face amount of notes issued and outstanding as of November 23, 2015.
(12)	Represents estimated maximum number of shares of common stock issuable upon conversion based on the conversion rate applicable to the notes as of November 23, 2015.
(13)	Pursuant to Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
(14)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 25, 2016

PROSPECTUS

GAIN Capital Holdings, Inc.

$150,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

Offered by the Company

14,393,257 SHARES OF COMMON STOCK

$60,000,000 4.125% CONVERTIBLE SENIOR NOTES DUE 2020

Offered by the Selling Securityholders

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. The aggregate offering price of all securities sold by us under this prospectus will not exceed $150,000,000.

In addition, the selling securityholders named in this prospectus may from time to time, in one or more offerings, offer and sell up to 14,393,257 shares of common stock and $60.0 million aggregate principal amount of our 4.125% Convertible Senior Notes due 2020 (“2020 convertible notes”), of which 5,319,149 shares and all 2020 convertible notes were issued to certain of the selling securityholders pursuant to the City Transactions, as defined herein. We are registering these shares of our common stock and 2020 convertible notes as required by a registration rights agreement that we entered into with certain of the selling securityholders. The selling securityholders may offer and sell their shares and 2020 convertible notes in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of our common stock or 2020 convertible notes by the selling securityholders.

The selling securityholders may sell all or a portion of their common stock and 2020 convertible notes through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, the purchasers of the common stock or 2020 convertible notes, or both. See “Plan of Distribution” for a more complete description of the ways in which such common stock and 2020 convertible notes may be sold by the selling securityholders. We cannot currently determine the price or prices at which such common stock or 2020 convertible notes may be sold under this prospectus because such common stock and 2020 convertible notes offered under this prospectus are being offered by the selling securityholders. We have agreed to bear the expenses (other than underwriting discounts or commissions or agent’s commissions) in connection with the registration of the selling securityholders’ common stock and 2020 convertible notes being offered under this prospectus by the selling securityholders.

This prospectus describes the general manner in which the securities may be offered and sold. We will provide supplements to this prospectus describing the specific manner in which we and the selling securityholders may offer and sell the securities to the extent required by law. We urge you to carefully read this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus before you make your investment decision.

Our common stock is traded on the New York Stock Exchange under the symbol “GCAP.” On January 22, 2016, the closing sale price of our common stock on the NYSE was $6.83 per share. You are urged to obtain current market quotations for our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and page 15 of our Annual Report on Form 10-K for the year ended December 31, 2014 which is incorporated by reference herein, as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompany prospectus supplement, before deciding to invest in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

ABOUT THIS PROSPECTUS

Among other things, this prospectus relates to the resale or other disposition of up to an aggregate of 14,393,257 shares of our common stock by the selling securityholders, 5,319,149 of which shares were issued to certain selling securityholders pursuant to the City Transactions described under “Description of City Transactions”, and $60.0 million aggregate principal amount of the 2020 convertible notes. We will not receive any proceeds from the potential sale of the shares and 2020 convertible notes offered by the selling securityholders hereunder.

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered by us and the selling securityholders. Under this shelf registration process, we may over time offer and sell up to $150,000,000 in total aggregate offering price of any combination of the securities described in this prospectus, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling securityholders may offer and sell, from time to time, in one or more offerings, up to 14,393,257 shares of our common stock and $60.0 million aggregate principal amount of our 2020 convertible notes (or up to 6,141,246 shares of our common stock upon the conversion of the 2020 convertible notes). This prospectus provides you with a general description of the securities that we or the selling securityholders may offer. Each time we sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering by us. Any prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information” before making an investment decision. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

Neither we, nor any selling securityholder, has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, in this prospectus, the words “GAIN,” the “Company,” “our,” “we” and “us” refer to GAIN Capital Holdings, Inc. and except as otherwise specified herein, to GAIN’s subsidiaries.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 16, 2015 and is incorporated by reference herein, as well as the risk factors and other information in any other document incorporated by reference into this prospectus.

GAIN Capital Holdings, Inc.

We are a global provider of trading services and solutions, specializing in over-the-counter, or OTC, and exchange-traded markets. We service retail and institutional customers in more than 180 countries worldwide and conduct business from our offices in New York, New York; Bedminster, New Jersey; Jersey City, New Jersey; Chicago, Illinois; Powell, Ohio; Grand Rapids, Michigan; London, England; Cornwall, England; Tokyo, Japan; Sydney, Australia; Beijing, China; Hong Kong and Singapore.

We offer our customers access to a diverse range of over 12,500 financial products, including foreign exchange, or forex, precious metals, “contracts for difference”, or CFDs, which are investment products with returns linked to the performance of underlying commodities, indices, individual equities, bonds and interest rate products, OTC options on forex, as well as futures and options on futures on more than 30 global exchanges. In the United Kingdom, we also offer spread bets, which are investment products similar to CFDs, but that offer more favorable tax treatment for residents of that country.

We have invested considerable resources since our inception to develop our proprietary trading platforms to provide our customers with advanced price discovery, trade execution and order management functions, while improving our ability to acquire and service our customers efficiently, as well as manage market and credit risk associated with our customer’s trading activity. Today our customers can trade through web-based, downloadable and mobile trading platforms and have access to innovative trading tools to assist them with research and analysis, automated trading and account management.

Corporate Information

Our principal executive offices are located at Bedminster One, 135 Route 202/206, Bedminster, New Jersey 07921. Our telephone number at that address is (908) 731-0700 and our Internet address is http://www.gaincapital.com. The information on our Internet website is not incorporated by reference into this prospectus or the registration statement of which it forms a part, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

DESCRIPTION OF CITY TRANSACTIONS

On April 1, 2015, we completed our acquisition (the “City Transactions”) of all of the issued and outstanding shares of common stock of City Index (Holdings) Limited (“City”) from Fox & Trot Limited (f/k/a City Index Group Limited) (the “Seller”), for consideration consisting of (i) approximately $36 million in cash; (ii) 5,319,149 shares of our common stock; and (iii) 2020 convertible notes in an aggregate principal amount of $60.0 million. The Seller subsequently transferred some of such shares of common stock and 2020 convertible notes to the Seller’s owners.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus. These risks and uncertainties are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement include and incorporate by reference a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the financial statements and notes thereto incorporated by reference into this prospectus and any accompanying prospectus supplement. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the section entitled “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and in any subsequent filing we make with the SEC that is incorporated by reference into this prospectus and any accompanying prospectus supplement. The risks and uncertainties described therein and herein are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair the business. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities offered by us will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

We will not receive any proceeds from the sale of common stock or 2020 convertible notes by the selling securityholders.

DIVIDEND POLICY

Prior to the fourth quarter of 2011, we retained all earnings for investment in our business. In October 2011, our Board of Directors approved a policy of paying quarterly dividends, subject to available cash flow from operations, other considerations and the determination by our Board of Directors of the amount. Each quarter since, we have paid a $0.05 per share dividend to holders of our common stock. The latest dividend of $0.05 per share was declared on November 2, 2015, payable on December 22, 2015 to stockholders of record on December 11, 2015.

Although we intend to continue our policy of paying quarterly dividends, any declaration and payment of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, and other considerations that our Board of Directors deems relevant. The Board’s ability to declare a dividend is also subject to limits imposed by Delaware corporate law. In addition, our subsidiaries are permitted to pay dividends to us subject to (i) certain regulatory restrictions related to the maintenance of minimum net capital in those of our subsidiaries that are subject to net capital requirements imposed by applicable law or regulation and (ii) general restrictions imposed on dividend payments under the laws of the jurisdiction of incorporation or organization of each subsidiary.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings represent the sum of operating income before income taxes and fixed charges. Fixed charges represent the sum of interest accrued on indebtedness of GAIN and its consolidated subsidiaries, including the amortization of any debt fees and any debt discount, plus one-third of rents, the proportion deemed representative of the interest factor.

	Quarter Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	1.63	6.13	20.03	1.85	11.31	21.37

SELLING SECURITYHOLDERS

The selling securityholders indicated below or their permitted transferees, donees, pledgees, assignees or other successors-in-interest may resell from time to time in whole or in part up to 14,393,257 shares of our common stock (plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions) and $60.0 million in aggregate principal amount of our 2020 convertible notes (or up to 6,141,246 shares of our common stock upon the conversion of the 2020 convertible notes).

The following table, based upon information currently known by us, sets forth as of January 22, 2016: (i) the number or dollar amount of securities held of record or beneficially by the selling securityholders as of such date and (ii) the number or dollar amount of securities that may be offered under this prospectus by the selling securityholders. The beneficial ownership of the securities set forth in the following table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.

	Common Stock
Name of Selling Securityholder	Beneficially Owned as of January 22, 2016	Percentage of Common Stock Beneficially Owned as of January 22, 2016	Offered Pursuant to This Prospectus(5)	Beneficially Owned Upon Completion of This Offering(5)	Percentage of Common Stock Beneficially Owned Upon Completion of This Offering(5)
VantagePoint Capital Partners Entities(1)	9,074,108	18.6%	9,074,108	—	—
Fox & Trot Limited(2)	4,629,950	9.5%	4,629,950	—	—
Francisco Partner Entities(3)	689,199	1.4%	689,199	—	—

	2020 Convertible Notes
	Principal Amount Beneficially Owned as of January 22, 2016	Percentage of Notes Beneficially Owned as of January 22, 2016	Principal Amount Offered Pursuant to This Prospectus(5)	Principal Amount Beneficially Owned Upon Completion of This Offering(5)
Fox & Trot Limited(2)	$52,240,000	87.1%	$52,240,000	—
Francisco Partner Entities(4)	7,760,000	12.9%	7,760,000	—

(1)	Includes (i) 6,576,911 shares of common stock held by VantagePoint Venture Partners IV (Q), L.P., (ii) 658,417 shares of common stock held by VantagePoint Venture Partners IV, L.P., (iii) 23,956 shares of common stock held by VantagePoint Venture Partners IV Principals Fund, L.P. and (iv) 1,814,824 shares of common stock held by VP New York Venture Partners, L.P. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have voting and investment control over these shares of common stock. Alan E. Salzman, Managing Member of VantagePoint Venture Associates IV, L.L.C., may be deemed to have voting and investment control over these shares of common stock. Excludes shares of common stock and options to acquire common stock issued or issuable to Thomas Bevilacqua, one of our directors. VantagePoint Management, Inc. and its Chief Executive Officer, Alan E. Salzman, may be deemed to have voting or investment power over Thomas Bevilacqua’s shares of common stock and options. The address of each of VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., VP New York Venture Partners, L.P., VantagePoint Capital Partners and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.
(2)	Tom Scarborough, Tina Kilmister-Blue and Frederick Morton are the directors of this selling securityholder and may be deemed to have voting and investment control over the securities held by this selling securityholder. The address of this selling securityholder is Citypoint Level 28, One Ropemaker Street, London, EC2Y 9AW.
(3)	Includes (i) 554,916 shares of common stock held by Francisco Partners II, L.P., (ii) 4,207 shares of common stock held by Francisco Partners Parallel Fund II, L.P. and (iii) 130,076 shares of common stock held by Sun FX Holdings II, LLC. Francisco Partners GP II, L.P. is the general partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., and Francisco Partners GP II Management, LLC is the general partner of Francisco Partners GP II, L.P. and may be deemed to have voting and investment control over these shares of common stock. Tom Ludwig is a manager of Francisco Partners GP II Management, LLC and is a manager representative of Sun FX Holdings II, LLC and may be deemed to have voting and investment control over these shares of common stock. The address of each of Francisco Partners II, L.P., Francisco Partners Parallel Fund II, L.P. and Sun FX Holdings II, LLC is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94129.
(4)	Includes (i) $6,253,000 principal amount held by Francisco Partners II, L.P., (ii) $47,000 principal amount held by Francisco Partners Parallel Fund II, L.P. and (iii) $1,460,000 principal amount held by Sun FX Holdings II, LLC. Francisco Partners GP II, L.P. is the general partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., and Francisco Partners GP II Management, LLC is the general partner of Francisco Partners GP II, L.P. and may be deemed to have voting and investment control over these shares of common stock. Tom Ludwig is a manager of Francisco Partners GP II Management, LLC and is a manager representative of Sun FX Holdings II, LLC and may be deemed to have voting and investment control over these securities. The address of each of Francisco Partners II, L.P., Francisco Partners Parallel Fund II, L.P., and Sun FX Holdings II, LLC is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94129.
(5)	We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders may decide not to sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, we cannot estimate the number of securities that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders. Unless the context otherwise requires, as used in this prospectus, “selling securityholder,” when used with reference to any entity named above, includes such entity named above and any entity selling securities received from such entity named above as a gift, pledge, distribution or other transfer after the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”) and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference into the registration statement of which this prospectus forms a part. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

General

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.00001 per share, and 15,000,000 shares of preferred stock, par value $0.00001 per share. The following description of our capital stock and the provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws.

Common Stock

As of January 22, 2016, there were 48,771,927 shares of our common stock outstanding (excluding shares held by us as treasury stock) and held of record by 91 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our Board out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Board is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of these shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Registration Rights

We entered into a registration rights agreement (the “registration rights agreement”) effective as of April 1, 2015 with VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners Principals Fund, L.P., VP New York Venture Partners, L.P. (collectively, the “Other Investors”), Fox & Trot Limited (formerly City Index Group Limited) (the “Seller”) and INCAP Gaming B.V. (“INCAP”). Pursuant to the terms of the registration rights agreement, upon the request of the Seller, any Other Investor or other parties to the registration rights agreement holding at least 30% of the common stock and the 2020 convertible notes (calculated on an as-converted-to-common-stock basis) subject to the registration rights agreement (the “Registrable Securities”), we must use our reasonable best efforts to prepare and file a registration statement registering the offer and sale of the Registrable Securities requested to be registered. We must also use reasonable best efforts to file and cause to become effective a shelf registration statement registering all Registrable Securities within six months of April 1, 2015. The registration statement of which this prospectus forms a part satisfies this requirement. We must use reasonable best efforts to keep such shelf registration statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by holders of Registrable Securities until the earlier of (i) three years following the effectiveness under the Securities Act of the shelf registration statement and (ii) the date on which each of the holders of Registrable Securities is permitted to sell all of its Registrable Securities without registration pursuant to Rule 144 under the Securities Act without limitation or restriction under any of the requirements of Rule 144. The Seller and the Other Investors also have customary piggy-back registration rights under the registration rights agreement.

Neither the Other Investors (taken together) nor the Seller may request a registration of Registrable Securities more than twice and the Seller may not request a registration of Registrable Securities prior to April 1, 2017. The Seller’s and the Other Investors’ registration rights are also subject to additional limitations, including a limitation that no registration is required unless the anticipated aggregate price to the public (after deduction for underwriter’s discounts and expenses related to the issuance) of the Registrable Securities requested to be registered is equal to or greater than $20.0 million. Except as specifically provided in the registration rights agreement, all expenses of registration will be borne by us.

Anti-Takeover Provisions

Some provisions of Delaware law and our certificate of incorporation and by-laws could make the following transactions more difficult:

•	Acquisition of the Company by means of a tender offer, a proxy contest or otherwise; and

•	Removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate first with the Board. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if the Board determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Election and Removal of Directors. Our certificate of incorporation and by-laws contain provisions that establish specific procedures for appointing and removing members of the Board. Under our certificate of incorporation and by-laws, the Board consists of three classes of directors: Class I, Class II and Class III. A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, under certain circumstances, directors shall be elected by a plurality of the votes cast at any meeting of stockholders. Each director will serve a three-year term and will stand for election upon the third anniversary of the annual meeting at which such director was elected. In addition, our certificate of incorporation and by-laws provide that vacancies and newly created directorships on the Board may be filled only by a majority of the directors then serving on the Board, except as otherwise required by law or by resolution of the Board. Directors may be removed by the stockholders only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Special Stockholder Meetings. Under our certificate of incorporation and by-laws, only the Board, the Chairman of the Board, the President and the Chief Executive Officer may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action by Written Consent. Our certificate of incorporation and by-laws eliminate the right of stockholders to act by written consent without a meeting.

No Cumulative Voting. Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board. Without cumulative voting, a minority stockholder will not be able to gain as many seats on the Board based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the Board to influence its decision regarding a takeover.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Stockholder Rights Plan. We have adopted a stockholder rights plan, commonly referred to as a poison pill. The stockholder rights plan is designed to reduce the likelihood that a potential acquirer would gain control of the Company by open market accumulation or other tactics without paying an appropriate premium for all of the Company’s shares. Under the plan, rights were distributed as a dividend at the rate of one right for each share of our common stock held by stockholders of record at the close of business on April 22, 2013. Issuances of new shares of common stock after April 22, 2013, but before the occurrence of the events referred to in the next sentence, will be accompanied by new rights. Each right entitles stockholders to buy, upon occurrence of certain events, one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $17.00. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of our common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 15% or more of our common stock, subject to certain exceptions. Under certain circumstances the rights are redeemable at a price of $0.01 per right. Unless earlier exchanged, redeemed, amended or exercised, the rights will expire on April 9, 2016.

Amendment of Certificate of Incorporation Provisions. The amendment of certain of the above provisions in our certificate of incorporation and by-laws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

These and other provisions could have the effect of discouraging others from attempting hostile takeovers, and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

New York Stock Exchange Listing

Our common stock is traded on the New York Stock Exchange under the symbol “GCAP.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue. We may offer secured or unsecured debt securities which may be senior or subordinated, and which may be convertible or exchangeable into other securities. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those debt securities. To the extent any prospectus supplement relating to an offering of debt securities is inconsistent with this prospectus, the terms of that prospectus supplement will supersede the information in this prospectus.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior or subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part;

•	the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which the beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without consent of holders of debt securities issued under the indenture;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligations or right to redeem, purchase of repay debt securities under a sinking fund, amortization or analogous provision; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in a prospectus supplement the material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in a prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. If specified in a prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

Unless we inform you otherwise in a prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in a prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in a prospectus supplement.

Governing Law

The indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties, or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of any applicable lock-up provision;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF 4.125% CONVERTIBLE SENIOR NOTES DUE 2020

As used in this description of our 2020 convertible notes, the “Company” refers to GAIN Capital Holdings, Inc. and not to any of its subsidiaries.

The Company issued $60.0 million in aggregate principal amount of its 4.125% Convertible Senior Notes due 2020 (the “2020 convertible notes”) as part of the consideration for the entire issued and outstanding share capital of City Index (Holdings) Limited. The 2020 convertible notes were issued pursuant to an indenture dated as of April 1, 2015 (the “2020 indenture”) between the Company and The Bank of New York Mellon, as trustee. The following is a summary of selected provisions of the 2020 indenture and the 2020 convertible notes. While the Company believes this description covers the material terms of the 2020 indenture and the 2020 convertible notes, it may not contain all of the information that is important to you and is qualified in its entirety by the 2020 indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part and incorporated by reference into this prospectus. We urge you to read the entire 2020 indenture carefully.

Principal Amount

The aggregate principal amount of 2020 convertible notes issuable pursuant to the 2020 indenture is limited to $60.0 million.

Maturity

The maturity date of the 2020 convertible notes is April 1, 2020. The 2020 convertible notes will be due and payable in full in cash on the maturity date, except to the extent any of the 2020 convertible notes have previously been repurchased, converted or redeemed by the Company.

Interest

The 2020 convertible notes will bear interest at a fixed rate of 4.125% per year, payable in cash to the holders of the 2020 convertible notes semi-annually in arrears on April 1 and October 1 of each year.

Conversion

Prior October 1, 2019, the 2020 convertible notes will be convertible only upon the occurrence of specified events set forth in the 2020 indenture. Thereafter, until the close of business on the business day immediately preceding the maturity date, holders may convert their 2020 convertible notes at any time.

The Company will settle conversions of the 2020 convertible notes by paying or delivering, as the case may be, cash, shares of common stock or a combination thereof, at its election. The conversion rate for the 2020 convertible notes is initially equal to 102.3541 shares of common stock per $1,000 principal amount of 2020 convertible notes and is subject to adjustment as discussed below. The conversion price is equal to $1,000 divided by the conversion rate then in effect. The conversion rate, and therefore the conversion price, is subject to customary anti-dilution adjustments, as described in the 2020 indenture, including, but not limited to, common stock splits, common stock combinations, issuances of common stock as a dividend on the common stock, issuances of options, rights, warrants or other securities of the Company as a dividend on the common stock, payment by the Company of any cash dividend other than a regular, quarterly cash dividend that does not exceed $0.05 per quarter per share of common stock, and above-market tender offers or exchange offers by the Company or its subsidiaries for the common stock.

Repurchase at the Option of the Holder

If the Company undergoes a Fundamental Change, holders may require the Company to repurchase for cash all or part of their 2020 convertible notes at a purchase price equal to 100% of the principal amount of the 2020 convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase.

A “Fundamental Change” will be deemed to occur if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its subsidiaries, and the Company and its subsidiaries’ employee benefit plans files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group, has become the direct or indirect “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity generally entitled to vote in the election of the Company’s directors;

(b) the consummation of:

(i) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person; or

(ii) any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of the common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of the Company with or by another person pursuant to which the persons that “beneficially owned” (as defined below), directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s voting stock representing more than 50% of the total outstanding voting power of all outstanding classes of voting stock of the surviving, continuing or acquiring corporation in substantially the same proportions vis-à-vis each other as immediately prior to such transaction;

(c) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the common stock (or other common stock or depositary shares or receipts in respect thereof that underlie the 2020 convertible notes) ceases to be listed or quoted on The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The London Stock Exchange or The Hong Kong Stock Exchange (or any of their respective successors).

A transaction or event described in clause (a) or (b) above will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by the holders of the common stock, excluding cash payments for fractional shares or dissenters’ appraisal rights, in connection with the transaction or transactions, consists of shares of common stock or depositary shares or receipts in respect thereof traded on any of The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The London Stock Exchange or The Hong Kong Stock Exchange (or any of its respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event and as a result of such transaction or event, the 2020 convertible notes become convertible or exchangeable (assuming physical settlement) solely into such consideration (excluding cash payments for fractional shares or dissenters’ appraisal rights) in accordance with the terms of the 2020 indenture. Any transaction or event that constitutes a Fundamental Change under both clause (a) and clause (b) above will be deemed to constitute a Fundamental Change solely under clause (b) above.

Redemption at the Option of the Company

Prior to April 1, 2018, the Company will not have the right to redeem the 2020 convertible notes. On or after April 1, 2018, and prior to the maturity date, the Company may redeem for cash all, but not less than all, of the 2020 convertible notes if the last reported sale price of the common stock equals or exceeds 130% of the conversion price for the 2020 convertible notes for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading day period ending on the trading day immediately preceding the date the Company delivers notice of redemption. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If the Company elects to redeem the 2020 convertible notes, holders may convert their 2020 convertible notes at any time prior to the close of business on the business day immediately preceding the redemption date.

Events of Default

Each of the following is an event of default under the 2020 indenture:

•	the Company fails to pay the principal of the 2020 convertible notes (including any Fundamental Change repurchase price or redemption price) when due at maturity, upon redemption, repurchase upon a Fundamental Change, declaration of acceleration or otherwise;

•	the Company fails to pay any interest when due and such failure continues for a period of 30 days after the applicable due date;

•	the Company fails to give any Fundamental Change notice, redemption notice or notice of a Make-Whole Fundamental Change (as defined in the 2020 indenture), in each case, when due;

•	the Company fails to comply with its obligation to convert a 2020 convertible note in accordance with the 2020 indenture upon a holder’s exercise of its conversion rights with respect to such 2020 convertible note, and such failure continues for a period of five (5) business days;

•	the Company fails to comply with its obligations under the covenant regarding consolidations, mergers and sales of assets of the Company described below;

•	the Company fails to perform or observe any of its covenants or warranties in the 2020 indenture or in the 2020 convertible notes (other than a covenant or agreement specifically addressed in the first four bullet points of this paragraph) and such failure continues for a period of 60 days after (A) the Company receives notice of such failure from the trustee or (B) the Company and the trustee receive notice of such failure from holders of at least 25% of the aggregate principal amount of then outstanding 2020 convertible notes;

•	the default by the Company or any significant subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed by the Company and/or any significant subsidiaries in excess of $15,000,000 in the aggregate, whether such indebtedness exists as of the issue date of the 2020 convertible notes or is later created, if that default:

•	results in such indebtedness becoming or being declared due and payable (prior to its express maturity); or

•	constitutes a failure to pay the principal of, or interest on, such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

and, in each case, such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the 2020 convertible notes then outstanding has been received;

•	a final judgment for the payment of $15,000,000 or more (excluding any amounts covered by insurance) is rendered against the Company or any of its significant subsidiaries, and such judgment is not discharged or stayed within 60 days after (x) the date on which all rights to appeal such judgment have expired if no appeal has commenced, or (y) the date on which all rights to appeal have been extinguished;

•	the Company or any significant subsidiary, pursuant to or within the meaning of any bankruptcy law:

•	commences a voluntary case;

•	consents to the entry of an order for relief against it in an involuntary case;

•	consents to the appointment of a custodian of it or for any substantial part of its property;

•	makes a general assignment for the benefit of its creditors;

•	takes any comparable action under any foreign laws relating to insolvency; or

•	generally is not paying its debts as they become due; or

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

•	is for relief against the Company or any significant subsidiary in an involuntary case or proceeding;

•	appoints a custodian of the Company or any significant subsidiary, or for any substantial part of the property of the Company or any significant subsidiary;

•	orders the winding up or liquidation of the Company or any significant subsidiary; or

•	grants any similar relief under any foreign laws;

and, in each such case, the order or decree remains unstayed and in effect for 60 days.

Upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding 2020 convertible notes (including all accrued and unpaid interest therein, if any) will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then the holders of at least 25% in aggregate principal amount of the then outstanding 2020 convertible notes or the trustee may declare all of the outstanding 2020 convertible notes (including all accrued and unpaid interest therein, if any) to be due and payable immediately.

Covenants of the Company

The 2020 indenture contains customary covenants for convertible debt securities, including, but not limited to, the following:

•	The Company will timely pay the principal and interest on the 2020 convertible notes.

•	For so long as any 2020 convertible notes are outstanding, the Company will provide the holders of the 2020 convertible notes copies of all quarterly and annual reports that the Company is required to deliver to the SEC on Forms 10-Q and 10-K, and any other documents, information or other reports that the Company is required to file with the SEC under Sections 13 or 15(d) of the Exchange Act, no later than the time that the Company is required to file such quarterly and annual reports, other documents, information or other reports with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

•	The Company will not consolidate or merge with or into another person or sell, convey, transfer or lease all or substantially all of its properties and assets to another person unless (i) either (A) the Company is the surviving corporation, or (B) the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and expressly assumes all of the obligations of the Company under the 2020 indenture.

The 2020 indenture does not contain any financial covenants or restrict the ability of the Company to incur additional debt in the future.

Ranking

The 2020 convertible notes are the senior, unsecured obligations of the Company and rank equal in right of payment with its existing and future senior, unsecured debt, and will be senior in right of payment to any future debt that is expressly subordinated to the 2020 convertible notes. The 2020 convertible notes will be structurally subordinated to all debt and other liabilities and commitments of the Company’s subsidiaries, including trade payables and any guarantees that they may provide with respect to any of the Company’s existing or future debt, and will be effectively subordinated to any secured debt that the Company may incur to the extent of the assets securing such debt.

PLAN OF DISTRIBUTION

We are registering shares of our common stock, shares of our preferred stock, debt securities, warrants, purchase contracts and units, with an aggregate offering price not to exceed $150,000,000, to be sold by us under a “shelf” registration process. In addition, on behalf of the selling securityholders, we are registering 14,393,257 shares of our common stock and $60.0 million aggregate principal amount of our 2020 convertible notes (or up to 6,141,246 shares of our common stock upon the conversion of the 2020 convertible notes) for resale by the selling securityholders. If we or a selling securityholder offer any securities under this prospectus, we will amend or supplement this prospectus by means of an accompanying prospectus supplement setting forth the specific terms and conditions and other information about that offering as is required or necessary.

Primary Offering

We may sell the securities in any of three ways (or in any combination) from time to time:

•	through underwriters, brokers or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement relating to a particular offering of securities will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may effect the distribution of the securities from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).

We may sell the securities through agents from time to time. A prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the counter market or otherwise.

Agents and underwriters may be entitled to indemnification by us, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business, for which we, or they, may receive customary compensation.

Secondary Offering

We are registering shares of common stock and 2020 convertible notes to permit the resale of such shares of common stock and 2020 convertible notes by the holders of the shares of common stock and 2020 convertible notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock or 2020 convertible notes.

The selling securityholders may sell all or a portion of the shares of common stock and 2020 convertible notes beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock and 2020 convertible notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock and 2020 convertible notes may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares of common stock and 2020 convertible notes:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the shares of common stock and 2020 convertible notes in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling shares of common stock or 2020 convertible notes to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock or 2020 convertible notes for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the shares of common stock or 2020 convertible notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock or 2020 convertible notes in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock or 2020 convertible notes short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling securityholders may deliver shares of common stock or 2020 convertible notes covered by this prospectus to close out short positions and to return borrowed shares or notes in connection with such short sales. The selling securityholders may also loan or pledge shares of common stock or 2020 convertible notes to broker-dealers that in turn may sell such shares or notes, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares or notes offered by this prospectus, which shares or notes such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares or notes registered on this registration statement to cover short sales of our common stock or notes made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or 2020 convertible notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock or 2020 convertible notes from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of common stock or 2020 convertible notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealer or agents participating in the distribution of the shares of common stock or 2020 convertible notes may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares of common stock or 2020 convertible notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Upon us being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock or 2020 convertible notes through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares of common stock or 2020 convertible notes involved, (iii) the price at which such shares of common stock or 2020 convertible notes were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock or 2020 convertible notes may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock or notes may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the shares of common stock or 2020 convertible notes registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock or 2020 convertible notes by the selling securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock or 2020 convertible notes to engage in market-making activities with respect to the shares of common stock or notes. All of the foregoing may affect the marketability of the shares of common stock and 2020 convertible notes and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock or 2020 convertible notes.

We will pay all expenses of the registration of the shares of common stock and 2020 convertible notes pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution.

The selling securityholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us and the selling securityholders by Davis Polk & Wardwell LLP, New York, New York. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of GAIN Capital Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of City Index (Holdings) Limited as of March 31, 2015 and 2014, and for each of the two years in the period ended March 31, 2015, included in our Current Report on Form 8-K filed with the SEC on November 23, 2015, have been incorporated by reference herein in reliance on the reports of BDO LLP, independent accountants, incorporated by reference, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the them, which means that we can disclose important information to you by referring to those other documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC in the future will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement or after the date of the filing of the initial registration statement and prior to the effectiveness of the registration statement, in each case other than any documents or portions thereof that are “furnished” and not deemed “filed” in accordance with SEC rules, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or Form 8-K/A unless, and except to the extent, specified in such Current Report:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015; and our Annual Report on Form 10-K/A for the year ended December 31, 2014, as filed with the SEC on April 30, 2015;

(2)	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, as filed with the SEC on May 1, 2015; our Quarterly Report on Form 10-Q for the three months ended June 30, 2015, as filed with the SEC on August 10, 2015; and our Quarterly Report on Form 10-Q for the three months ended September 30, 2015, as filed with the SEC on November 9, 2015;

(3)	Our Current Reports on Form 8-K or 8-K/A, as filed with the SEC on January 12, 2015, February 26, 2015 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished therewith), March 17, 2015, April 1, 2015, May 5, 2015 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished therewith), May 11, 2015 (except for the information furnished under Item 7.01 and the exhibits furnished therewith), August 6, 2015 (except for the information furnished under Items 2.02 and 7.01 and the exhibits furnished therewith), September 16, 2015, October 6, 2015, October 7, 2015, November 3, 2015 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished therewith), November 23, 2015 and December 1, 2015; and

(4)	The description of our common stock contained in the registration statements on Form 8-A filed with the SEC on December 14, 2010 and April 10, 2013, and any amendment or report we may file with the SEC for the purpose of updating such description.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

GAIN Capital Holdings, Inc.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

ATTN: General Counsel

Telephone: (908) 731-0700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby.

Amount to be Paid
SEC registration fee	$32,358
Printing	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Transfer agent and registrar fees	(1)
Miscellaneous expenses	(1)

Total expenses	$(1)

(1)	The amount of these expenses is not presently known.

In connection with any offering under this registration by a selling securityholder, all or a portion of the foregoing expenses may be reimbursed to the registrant by the selling securityholder, to the extent described in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Item 16. Exhibits.

Exhibit Number		Description

1.1	**	Form of Underwriting Agreement.

4.1		Specimen Certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).

4.2		Rights Agreement, dated as of April 9, 2013, between GAIN Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 10, 2013).

4.3	**	Form of Preferred Stock Certificate.

4.4	***	Form of Senior Indenture.

4.5	**	Form of Senior Note.

4.6	***	Form of Subordinated Indenture.

Exhibit Number		Description

4.7	**	Form of Subordinated Note.

4.8	**	Form of Warrant Agreement.

4.9	**	Form of Purchase Contract.

4.10	**	Form of Unit Agreement.

4.11	***	Indenture, dated as of April 1, 2015, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon.

4.12	***	Form of 4.125% Convertible Senior Notes due 2020 (included as Exhibit A to Exhibit 4.11).

4.13		Form of Registration Rights Agreement among GAIN Capital Holdings, Inc., City Index Group Limited, INCAP Gaming B.V. and the other parties identified as “Investors” therein (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K/A, filed on January 12, 2015, No. 001-35008)

5.1	***	Opinion of Davis Polk & Wardwell LLP.

12.1	***	Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1	***	Consent of Davis Polk & Wardwell LLP, included in Exhibit 5.1.

23.2	*	Consent of Deloitte & Touche LLP for GAIN Capital Holdings, Inc.

23.3	*	Consent of BDO LLP for City Index (Holdings) Limited — independent accountants.

24.1	***	Power of Attorney.

25.1	**	Statement of Eligibility of Trustee (relating to Exhibit 4.4).

25.2	**	Statement of Eligibility of Trustee (relating to Exhibit 4.6).

25.3	***	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Bank of New York Mellon, as Trustee (relating to Exhibit 4.11).

*	Filed herewith.
**	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K which will be incorporated by reference herein.
***	Previously filed.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference into this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bedminster, New Jersey, on January 25, 2016.

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Glenn H. Stevens
Name:	Glenn H. Stevens
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn H. Stevens	President, Chief Executive Officer and Director (principal executive officer)	January 25, 2016
Glenn H. Stevens

*	Chief Financial Officer (principal financial and accounting officer)	January 25, 2016
Nigel Rose

*	Chairman of the Board of Directors	January 25, 2016
Peter Quick

*	Director	January 25, 2016
Joseph A. Schenk

*	Director	January 25, 2016
Christopher W. Calhoun

*	Director	January 25, 2016
Thomas Bevilacqua

*	Director	January 25, 2016
Christopher S. Sugden

*By:	/s/ Glenn H. Stevens
Glenn H. Stevens
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description

1.1	**	Form of Underwriting Agreement.

4.1		Specimen Certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as amended, No. 333-161632).

4.2		Rights Agreement, dated as of April 9, 2013, between GAIN Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 10, 2013).

4.3	**	Form of Preferred Stock Certificate.

4.4	***	Form of Senior Indenture.

4.5	**	Form of Senior Note.

4.6	***	Form of Subordinated Indenture.

4.7	**	Form of Subordinated Note.

4.8	**	Form of Warrant Agreement.

4.9	**	Form of Purchase Contract.

4.10	**	Form of Unit Agreement.

4.11	***	Indenture, dated as of April 1, 2015, between GAIN Capital Holdings, Inc. and The Bank of New York Mellon.

4.12	***	Form of 4.125% Convertible Senior Notes due 2020 (included as Exhibit A to Exhibit 4.11).

4.13		Form of Registration Rights Agreement among GAIN Capital Holdings, Inc., City Index Group Limited, INCAP Gaming B.V. and the other parties identified as “Investors” therein (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K/A, filed on January 12, 2015, No. 001-35008)

5.1	***	Opinion of Davis Polk & Wardwell LLP.

12.1	***	Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1	***	Consent of Davis Polk & Wardwell LLP, included in Exhibit 5.1.

23.2	*	Consent of Deloitte & Touche LLP for GAIN Capital Holdings, Inc.

23.3	*	Consent of BDO LLP for City Index (Holdings) Limited — independent accountants.

24.1	***	Power of Attorney.

25.1	**	Statement of Eligibility of Trustee (relating to Exhibit 4.4).

25.2	**	Statement of Eligibility of Trustee (relating to Exhibit 4.6).

25.3	***	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Bank of New York Mellon, as Trustee (relating to Exhibit 4.11).

*	Filed herewith.
**	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K which will be incorporated by reference herein.
***	Previously filed.